Exhibit 10.2

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This Agreement amends the Stock Purchase Agreement dated August 18, 2017 (the “Agreement”), by and between Sante Fe Acquisitions, LLC (“Buyer”), Bullard’s Peak Corporation (“BPC”), and Black Hawk Consolidated Mines Company (“Seller”).

The parties hereby agree to amend the Agreement as follows:

1.The dates for payment of the Purchase Price set forth in Section 2.4 are amended to require the entire Purchase Price to be paid no later than January 31, 2018.

2.All portions of the unpaid Purchase Price not paid by Buyer to Seller by the original dates set forth in Section 2.4 will accrue interest at twelve (12) percent from the time such payments were to be made until the time the payments are actually made.

3.Buyer acknowledges Seller has not made any representations or warranties to induce Buyer to sign the Agreement or sign this Amendment.  Buyer hereby releases, remises, discharges, indemnifies, and holds harmless Seller and BPC, (and their respective officers, directors, shareholders, agents, attorneys, accountants and assigns) from any and all liability, claims or causes of action regarding the Agreement and releases, remises, discharges, indemnifies, and holds harmless any and all shareholders, directors, officers, agents, attorneys, accountants and assigns of Seller and BPC from any and all claims or causes of actions, known or unknown, contingent or liquidated, arising from the beginning of time to the date hereof, and acknowledges and agrees that it has only contracted with Seller under the Agreement.

SELLER:  BLACK HAWK CONSOLIDATEDBULLARD’S PEAK CORPORATION

    MINES COMPANY

By:/s/ Trevor Harder Trevor Harder, President	By:/s/ Trevor Harder Trevor Harder, President

BUYER:  SANTA FE ACQUISITIONS, LLC

By:/s/  Tom Laws

Name:  Tom Laws

Title:  Manager